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                                    EXHIBIT 99.18


FOR IMMEDIATE RELEASE

Ingrid Ougland
Imagio Public Relations
(206)625-0252
mailto:ingrid@imagio.com

Kathy Lane
Centura Software Corporation
Senior Vice President of Marketing and Strategic Alliances
(650) 596-3400
mailto:kathy.lane@centurasoft.com

                     VETERAN EMBEDDED DATABASE TECHNOLOGY COMPANY
                                        JOINS
                                  SMART CARD FORUM

         CENTURA SOFTWARE CORPORATION TEAMS WITH OTHER INDUSTRY LEADERS TO
           HEIGHTEN AWARENESS OF SMART CARD TECHNOLOGY IN THE MARKETPLACE

REDWOOD SHORES, CA, (SEPTEMBER 9, 1998) -- Centura Software Corporation (NASDAQ:
CNTR/formerly Gupta), today announces its membership in the Smart Card Forum. Centura joins a select group of industry leaders to promote interoperability and compatibility between cards, card-reading devices and applications.

The Smart Card Forum is a non-profit, multi-industry organization designed to promote the widespread acceptance of multiple application smart card technology through education, the development of business propositions and position on public policy issues. Established in 1993, the Forum has nearly 200 corporate members, including companies in banking, financial services, telecommunications, computer, technology, health care, retail, entertainment industries and several government agencies.

"We believe smart cards represent a new software platform for application development tools and


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embedded databases," says Kathy Lane, senior vice president of marketing and strategic alliances for Centura. "Our new Smart Card products enable developers to share common databases on a smart card and to partition application logic between the Smart Card and the server. As a member of the Smart Card Forum, we are able to create a technology vision for multiple application smart cards meeting the needs of industry participants developing smart card applications."

Centura is currently working on several smart card projects, including SQL Smart Card--the first embedded relational database available for smart cards. SQL Smart Card is part of the Centura MicroServer strategy which allows applications embedded with SQL databases to scale down to new hardware platforms including Microsoft's Windows CE (NASDAQ: MSFT), 3Com's Palm Pilot (NASDAQ: COMS) and Psion, as well as other information appliances that require small database engines.

SQL Smart Card is currently being used in a pilot project by the Department of Commerce in Mexico to process import permits for the North American Free Trade Agreement (NAFTA). The Pilot has substantially reduced paperwork at the border and increased security at the crossing. Centura expects other new, innovative solutions to be developed where smart card technology provides a combination of individual security and immediate access to information. In addition to joining the Smart Card Forum, Centura is currently looking to forge new strategic alliances and partnerships so that it can further apply its technology in the smart card industry.

ABOUT CENTURA SOFTWARE CORPORATION

Centura Software (NASDAQ:CNTR), founded as Gupta in 1984, was the first company to create fully relational client/server embedded DBMS for the personal computer. Today Centura's products help developers build and deploy component based business applications requiring embedded databases. Centura's D3 Framework (Develop, Deploy and Distribute) consists of world-class products including SQLBase, Centura Team Developer and Centura net.db, all of which can scale from the Web down to smart devices. Current Centura products are all year 2000 compliant. Centura has 26 offices located throughout the world in North America, Latin America, Asia/Pacific, Europe, Middle East and Africa. More information about the company and its products is located on Centura's Web site at http://www.centurasoft.com/.


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